CNH INDUSTRIAL

Exhibit 99.1

PRESS RELEASE

Approval of application to delist from Euronext Milan

Basildon, November 7, 2023

Earlier today, CNH Industrial N.V. (NYSE: CNHI / MI: CNHI) announced it had filed an application with Borsa Italiana to delist the Company's common shares from Euronext Milan pursuant to the Rules of the Markets organized and managed by Borsa Italiana (*Regolamento dei Mercati organizzati e gestiti da Borsa Italiana S.p.A.*).

The Company now announces that Borsa Italiana has approved the Company's application and has arranged for the delisting of the Company's common shares from Euronext Milan, with effect from January 2, 2024 ("Date of Delisting"), pursuant to Article 2.5.6 of the said Rules.

CNH's common shares will continue to be listed also on Euronext Milan until the last business day before the Delisting Date (December 29, 2023).

The single listing on the New York Stock Exchange (NYSE) will therefore be effective starting from the Delisting Date.

CNH Industrial *(NYSE: CNHI / MI: CNHI) is a world-class equipment and services company. Driven by its purpose of Breaking New Ground, which centers on Innovation, Sustainability and Productivity, the Company provides the strategic direction, R&D capabilities, and investments that enable the success of its global and regional Brands. Globally,* ***Case IH*** *and* ***New Holland Agriculture*** *supply 360° agriculture applications from machines to implements and the digital technologies that enhance them; and* ***CASE*** *and* ***New Holland Construction Equipment*** *deliver a full lineup of construction products that make the industry more productive. The Company's regionally focused Brands include:* ***STEYR****, for agricultural tractors;* ***Raven****, a leader in digital agriculture, precision technology and the development of autonomous systems;* ***Hemisphere****, a leading designer and manufacturer of high-precision satellite-based positioning and heading technologies;* ***Flexi-Coil****, specializing in tillage and seeding systems;* ***Miller****, manufacturing application equipment;* ***Kongskilde****, providing tillage, seeding and hay & forage implements; and* ***Eurocomach,*** *producing a wide range of mini and midi excavators for the construction sector, including electric solutions. Across a history spanning over two centuries, CNH Industrial has always been a pioneer in its sectors and continues to passionately innovate and drive customer efficiency and success. As a truly global company, CNH Industrial's 40,000+ employees form part of a diverse and inclusive workplace, focused on empowering customers to grow, and build, a better world.*

For more information and the latest financial and sustainability reports visit: cnhindustrial.com

For news from CNH Industrial and its Brands visit: media.cnhindustrial.com

Contacts:

Media Relations

Email: mediarelations@cnhind.com

Investor Relations

Email: investor.relations@cnhind.com

CNH Industrial N.V.
Cranes Farm Road
Basildon, Essex
United Kingdom
SS14 3AD

Breaking New Ground

Innovation Sustainability Productivity